SEPARATION AGREEMENT AND GENERAL RELEASE
    This Separation Agreement and General Release (the “Separation Agreement”) is made and entered into by and between John Weinhardt (“Executive”), on the one hand, and Unique Fabricating Incorporated, subsequently renamed Unique Fabricating, NA, Inc. (the “Company”), on the other hand. Executive and the Company shall be referred to collectively herein as the “Parties” and each as a “Party.”
PRELIMINARY STATEMENTS:

•	Executive has been employed by the Company as President/Chief Executive Officer pursuant to an Employment Agreement dated as of March 15, 2013 (the “Employment Agreement”);

•	The Company and the Executive mutually agree to terminate the Executive’s employment as of the close of business on May 6, 2019 (the “Termination Date”); and

•
The Company agrees to provide Executive with such payments and benefits under the “Termination By Company Without Cause” provisions set forth in Section 6(b) of the Employment Agreement, which are conditioned upon the Executive’s executing and delivering a general release of claims as set forth in Section 6(e) of the Employment Agreement.

AGREEMENT:
NOW, THEREFORE, the Parties, intending to be legally bound hereby, agree as follows:
1.Termination of Employment. Executive’s employment is hereby terminated effective at the Termination Date. Executive hereby: (a) resigns effective as at the Termination Date from any and all positions he holds or held with any Company Group Entity (as defined below) as at the Termination Date, except that Executive shall continue to serve as a Director of Unique Fabricating, Inc., the Company’s parent, under the applicable terms and conditions; and (b) agrees to execute any documentation the Company reasonably requests to give effect to or otherwise reflect such resignations. For the purposes of this Separation Agreement, “Company Group Entity” means the (i) Company or (ii) any entity of any kind or nature that is (x) a direct or indirect parent, subsidiary or affiliate of the Company, (y) a division of any entity described in the immediately preceding clause (x) or (z) any benefit plan or other plan of any entity or division described in the immediately preceding clauses (x) and (y).

2.Consideration.
(a).Executive shall be eligible for continuation of his Base Salary in substantially equal installments and subject to applicable deductions, plus the continued use of the Company paid lease vehicle, over the Non-Compete Period of twelve (12) months as defined in Section 8(a) of the Employment Agreement or until such time that Executive accepts employment with another Company, whichever period is shorter, payable in accordance with the usual payroll practices in effect at the Company as if Executive was employed at the time (the “Separation Payment”).

(b).If Executive elects COBRA coverage under the Company’s medical and/or dental plan, the Company shall also during the Non-Compete Period (unless Executive shall be employed elsewhere and has been offered medical benefits by such employer) pay the same proportion of the costs of medical, dental and vision coverage as it pays for active employees participating in such plans (“COBRA Benefit”).

(c).Should Executive accept employment with another company during the Non-Compete Period, Executive is required to notify the Company in writing at the address set forth in Section 12(j) prior to his start date in which case the Separation Payment will cease upon such alternate employment and he will not be entitled to any further payments. In addition, if Executive is employed elsewhere and has been offered medical benefits by such employer, he is required to notify the Company in writing as set forth above and such Company-paid benefits will cease.

(d).As a condition of receiving the Separation Payment and COBRA Benefit, Executive must timely sign and deliver the Separation Agreement to the Company at the address set forth in Section 12(j) within thirty (30) days of the Termination Date and shall not exercise his right to revoke the Separation Agreement; if Executive so timely signs, delivers and does not revoke the Separation Agreement, then the Separation Payment and COBRA Benefit shall not be discretionary and such payments and benefits will commence the first payroll period after the expiration of the revocation period. As a further condition of receipt of the Separation Payment and COBRA Benefit, Executive must comply with his obligations pursuant to this Separation Agreement and under any other agreement(s) to which Executive and the Company are a party.

3.No Further Payments or Benefits. After giving effect to the employment termination and resignations referenced in Section 1 (the “Employment Termination and Resignations”), Executive acknowledges and agrees that he shall not be entitled to (and waives and forfeits any right to) any payments or benefits of any kind or nature from any one or more Company Group Entities, except as set forth in Section 4(b).

4.General Release of Claims.

(a).In exchange for and in consideration of the promises, covenants and agreements set forth herein, effective as of the date of his execution of this Separation Agreement, Executive hereby forever releases and discharges each Company Group Entity and their respective past and present officers, directors, agents, employees, shareholders, investors, successors and assigns (collectively, the “Company Group Releasees”), from any and all manner of Claims that Executive has or may have for any period prior to the date of the execution of this Separation Agreement against or in relation to any one or more Company Group Entities (the “CG Released Claims”). Executive acknowledges and agrees that the CG Released Claims include, but are not limited to, any and all Claims arising out of or related to the following: (i) any Claim under any contract or binding arrangement between any one or more Company Group Entities, on the one hand, and Executive on the other hand, including the Employment Agreement, (ii) Executive’s employment by or other association with the Company Group Entities, (iii) any Claim related to the Employment Termination and Resignations, (iv) any Claim for additional compensation, unpaid wages, severance pay, bonuses, deferred compensation, stock options, restricted stock, restricted stock units, medical, dental, life or disability insurance coverage, or any other fringe benefit, (v) any Claim of emotional distress, defamation, fraud, misrepresentation, (vi) any Claim of discrimination under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967 (ADEA), as amended by the Older Workers Benefit Protection Act (OWBPA), the Americans With Disabilities Act of 1990, the Family and Medical Leave Act, and all other federal, state and local laws, including but not limited to claims arising, inter alia, under the Civil Rights Act of 1991, the Occupational Safety and Health Act (OSHA), the Employee Retirement Income Security Act of 1974, as amended, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Elliott-Larsen Civil Rights Act, the Michigan Persons with Disabilities Act; and (vii) any Claim for attorneys’ fees or costs incurred in pursuing any legal claim.

(b).This section does not waive any Claims (i) to vested benefits, (ii) any claims that lawfully cannot be waived, (iii) indemnification or other rights that Executive may have by virtue of his serving as a Director or executive officer; or (iv) to enforce the terms of this Separation Agreement.

(c).For the purposes of this section, “Claims” means collectively all claims, demands, causes of action, obligations, damages, or liabilities whatsoever of every kind and nature, at law or in equity, known or unknown, and whether or not discoverable.

5.Confidentiality. Executive agrees that the terms of this Separation Agreement and any disputes or disagreements between Executive and the Company are and shall remain confidential. Executive agrees that he will not disclose any terms or provisions of this Separation Agreement or to talk or write about the payments under this Separation Agreement, the negotiation or implementation of this Separation Agreement or any disputes between Executive and the Company without the prior written consent of the Company, except as required by law or legal process. Notwithstanding the foregoing, Executive may disclose the terms of this Separation Agreement to Executive’s immediate family, accountant, attorney, or investment advisor, provided they are made aware of and agree to the confidentiality provisions set forth in this section.

6.Non-Disparagement. Executive agrees that he shall not make or publish any statement (orally, electronically, or in writing), or instigate, assist or participate in the making or publication of any statement, which would or could libel, slander, expose to hatred, contempt or ridicule, or intentionally disparage (whether or not such disparagement legally constitutes libel or slander) any one or more Company Group Entities or any of their respective services, affairs or operations, or the reputations of any of its or their respective past or present directors, officers, employees, agents, shareholders, or investors. Nothing contained in this Section 6 is intended to prohibit Executive from providing information or truthful testimony in order to comply with any order of a court of competent jurisdiction, applicable laws, regulations of any governmental or regulatory body, or request of any governmental entity.

7.Acknowledgements.

(a).Executive represents that he has no employment discrimination, wrongful dismissal or any other complaints, claims or charges as described in Section 4 against any of the Company Group Releasees pending before any local, state or federal court, tribunal or administrative agency. Executive agrees that he will not file any judicial complaints against the any of the Company Group Releasees at any time hereinafter, nor lend support to any individual contemplating or taking such action other than if compelled by a subpoena.

(b).Executive acknowledges that nothing in this Separation Agreement is intended to preclude Executive from (i) enforcing the terms of this Separation Agreement; (ii) challenging the validity of this Separation Agreement; or (iii) providing information to, filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or comparable state or local agency. By signing this Agreement, Executive waives his right to recovery based on any such claim, however, this Agreement does not limit Executive’s right to receive an award for information provided to any government agencies. Executive further understands that this Agreement does not limit Executive’s ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company.

8.No Admission of Liability. In executing this Separation Agreement, neither of the Parties or any of their respective officers, directors, representatives, agents, employees admit any liability or wrongdoing, and the considerations exchanged herein do not constitute an admission of any liability, error, contract violation, or violation of any federal, state, local, or foreign law or regulation.

9.OWBPA Waiver. Executive acknowledges that he has been, and hereby is, advised to consult with the attorneys of his choice prior to executing this Separation Agreement and that he has had an adequate opportunity to review this Separation Agreement before its execution and that he knows that he is giving up his rights under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act.

10.Time Period for Consideration and Effective Date. Executive acknowledges that he has a period of up to twenty-one (21) days to consider this Separation Agreement and return it to the Company in accordance with the notice provisions of Section 12(j) below. Executive may voluntarily execute and deliver this Separation Agreement prior the expiration of the twenty-one (21) day period. Executive will have seven (7) days from the date he signs this Separation Agreement to revoke this Separation Agreement. Any revocation of this Separation Agreement must be in writing and transmitted in accordance with the notice provisions of Section 12(j) below such that it is received by the Company before the expiration of the seven (7) day revocation period. This Separation Agreement will not become effective or enforceable until receipt of Executive’s executed Separation Agreement and the expiration of the seven (7) day revocation period. Executive’s signature below indicates that he is entering into this Separation Agreement freely, knowingly and voluntarily, with a full understanding of its terms.

11.Non-Disclosure of Confidential Information and Trade Secrets, Non-Solicitation and Non-Competition.

(a)Non-Disclosure of Confidential Information and Trade Secrets. Executive hereby reaffirms the provisions set forth in Section 9 of the Employment Agreement as if set forth fully herein and which remain in full force and effect in accordance with their terms.

(b)Non-Solicitation and Non-Competition. Executive hereby reaffirms the provisions set forth in Section 8 of the Employment Agreement as if set forth fully herein and which remain in full force and effect in accordance with their terms.

(c)Acknowledgments.
(1)Executive acknowledges and agrees that the covenants set forth in Sections 8 and 9 of the Employment Agreement (and as reaffirmed in Sections 11(a) and (b) above) are necessary and reasonably limited in scope and duration, and that these restrictions protect the Company’s legitimate commercial interests, including, but not limited to, protection from unfair competition, disparagement, misappropriation, disclosure or use of its Confidential Information and/or trade secrets, and misuse or unauthorized use of the work product/inventions.

(2)If the period of time, scope or the area specified in the covenants set forth in Section 8 and/or Section 9 of the Employment Agreement (and as reaffirmed in Sections 11(a) and (b) above) should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months, the scope shall be modified or the area shall be reduced by the elimination of such portion thereof or both, so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable.

(3)If Executive violates any of the restrictions contained in the covenants set forth in Section 8 and/or Section 9 of the Employment Agreement (and as reaffirmed in Sections 11(a) and (b) above), the applicable restricted period shall not run in favor of the Executive from the time of the commencement of any such violation until such time as such violation shall be cured by Executive to the satisfaction of the Company, and a Court shall extend the applicable restricted period for the period of time of the breach.

(4)In the event any covenant contained in Sections 8 or 9 of the Employment Agreement (and as reaffirmed in Sections 11(a) and (b) above) is not enforceable in accordance with its terms, Executive and the Company agree that such provision shall be reformed to make such covenant enforceable in a manner that provides the Company with the maximum rights permitted at law.

(5)Executive acknowledges that he has returned to the Company all equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, mailing lists, calendars, software, card files, rolodexes, and all other written, graphic or electronic records affecting or relating to the business of the Company which Executive prepared, used, constructed, observed, possessed, or controlled or otherwise obtained during his employment and that he has not taken, procured, photocopied or copied any property of the Company after notification of his termination.

(d)Disputes.

(1)Injunctive Relief. Notwithstanding the agreement to arbitrate between Executive and the Company set forth in Section 19 of the Employment Agreement, Executive acknowledges and agrees that a breach or threatened breach by the Employee of the obligations pursuant to Section 11 of this Separation Agreement will cause the Company irreparable harm, the amount of which will be impossible to estimate or determine and that cannot be adequately compensated. Accordingly, if any dispute arises between the parties relating to the obligations pursuant to this Separation Agreement, the Company will have the right to institute immediately judicial proceedings in any court of competent jurisdiction with respect to such dispute or claim and shall be entitled to relief enjoining such acts without the need to post a bond.

(2)Jurisdiction; Venue. The Parties agree that any claims for injunctive relief shall be brought in the United States District Court for the Eastern District of Michigan or in a Michigan state court having jurisdiction and not in or before any other court, agency or other tribunal. Each Party hereby irrevocably consents to the exercise of personal jurisdiction over such Party by the respective courts, agrees that venue shall be proper in such courts, and irrevocably waives and releases any and all defenses based on lack of personal jurisdiction, improper venue, and forum non conveniens.

(e)Defend Trade Secrets Act of 2016 Notice. In accordance with 18 U.S.C. § 1833(b), nothing in this Agreement is intended to interfere with or discourage Executive’s good faith disclosure of a trade secret or other confidential information to any governmental entity related to a suspected violation of law. Notwithstanding anything to the contrary in this Agreement, the federal Defend Trade Secrets Act of 2016 (“DTSA”) provides that Executive cannot be held criminally or civilly liable under any federal or state trade secret law if Executive discloses a trade secret or other confidential information (a) in confidence to (i) any federal, state, or local government official, either directly or indirectly, or (ii) an attorney, and solely for the purpose of reporting or investigating a suspected violation of the law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. DTSA further provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

12.Other Matters.

(a).Entire Agreement. This Separation Agreement constitutes the entire agreement among the Parties with respect to the subject matter of this Separation Agreement and supersedes all prior understandings of the Parties with respect thereto, except for Section 8 (“Non-Competition; Non-Solicitation”), Section 9 (“Non-Disclosure of Confidential Information and Trade Secrets”), Section 19 (“Binding Arbitration”) and Section 21 (“Statute of Limitations”) of the Employment Agreement, which shall remain in full force and effect.

(b).Arbitration. Except for a breach or threatened breach of Paragraph 11 hereof (“Non-Disclosure of Confidential Information, Non-Solicitation and Non-Competition”), any dispute, controversy or claim between Executive and the Company based on, arising out of or relating to this Separation Agreement or Executive’s employment by the Company or the termination thereof, including without limitation any and all claims under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Elliott-Larsen Civil Rights Act, the Michigan Persons with Disabilities Act, and any other federal, state or local law, statute or ordinance, shall be settled by final and binding arbitration, administered by the American Arbitration Association (“AAA”) pursuant to the Employment Arbitration Rules and Mediation Procedures of the AAA then in effect, provided that no depositions shall be permitted except to preserve the testimony of witnesses who would otherwise be unavailable at the hearing or for other extraordinary circumstances. Any such arbitration shall proceed in the State of Michigan before a single arbitrator. Except as otherwise required by law, each Party shall be responsible for the fees and expenses of its own attorneys and witnesses, and the fees and expenses of the arbitrator shall be divided equally between the Company and Executive. Judgment upon any resulting arbitration award shall be entered in any federal or state court of competent jurisdiction.

(c).Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Michigan without giving effect to principles of conflicts of law and as though made and to be fully performed in that state. Venue for any action arising from this Separation Agreement shall be exclusively in Auburn Hills, Michigan or the United States District Court for the Eastern District of Michigan.

(d).Waiver of Jury Trial. EXECUTIVE AND THE COMPANY EACH HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT BY THE COMPANY. EXECUTIVE AND THE COMPANY EACH AGREE THAT ANY AND ALL SUCH CLAIMS AND CAUSES OF ACTION WILL BE TRIED BY THE COURT WITHOUT A JURY.

(e).Expenses. Each Party shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Separation Agreement.

(f).Successors and Assigns. This Separation Agreement may be assigned, without Executive’s consent, by the Company to any person, partnership, corporation or other entity which succeeds to all or substantially all of the business of the Company. This Separation Agreement may not be assigned by Executive without the prior written consent of the Company. This Separation Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective legal representatives, estates, heirs, successors, and permitted assigns.

(g).Amendments; Waivers. No supplement, modification or amendment of this Separation Agreement will be binding unless executed in writing by each Party. No waiver of any provision of this Separation Agreement will be deemed to be or will constitute a continuing waiver. No waiver will be binding unless executed in writing by the Party making the waiver.

(h).Construction. The headings contained in this Separation Agreement are included for purposes of convenience only, and do not affect the meaning or interpretation of this Separation Agreement. Any reference to the singular in this Separation Agreement also includes the plural and vice versa.

(i).Severability. If any provision of this Separation Agreement or the application of any provision of this Separation Agreement to any Party or circumstance is, to any extent, invalid or unenforceable, the application of the remainder of such provision to such Party or circumstance, the application of such provision to other persons or circumstances, and the application of the remainder of this Separation Agreement will not be affected thereby. To the extent any provision of this Separation Agreement is enforceable in part but not in whole, such provision shall be enforced to the maximum extent permitted by applicable law.

(j).Notices. All notices and other communications required or permitted under this Separation Agreement (“Notices”) must be in writing. A Notice will be deemed to have been duly given (a) when delivered in person, (b) when sent by a reliable overnight courier service, such as Federal Express and signed for by or on behalf of a Party or (c) five Business Days after being sent by certified mail, return receipt requested, postage prepaid, as follows:

To the Company:
Unique Fabricating Incorporated
Standard Parkway
Auburn Hills, MI 48326
Attention: Corporate Secretary

With a copy (which shall not constitute notice) to:
Sills Cummis & Gross P.C.
One Riverfront Plaza
Newark, New Jersey 07102
Attn: Ira Rosenberg, Esq.

To Executive:
John Weinhardt

    Any Party may change their address for the purposes of this paragraph by giving written notice as provided in this Separation Agreement.
(k).Third Party Beneficiaries. Except as expressly provided herein including Section 4 hereof as relating to Releasees, the provisions of this Separation Agreement are for the sole benefit of the Parties, and do not create any third party beneficiary rights in any other person.

(l).Rights and Remedies. Except to the extent provided in this Separation Agreement, all rights and remedies of any Party shall be independent and cumulative and may be exercised concurrently or separately. The exercise of any one right or remedy shall not constitute an election of such right or remedy or preclude or waive the exercise of any other right or remedy.
(m).Representations. Each Party represents and warrants to the other Party that its or his execution, delivery and performance of this Separation Agreement will not breach or otherwise conflict with any contract to which they are a party, subject or bound.

(n).Attorney. Executive acknowledges and agrees that Executive has had the opportunity to consult with an attorney of Executive’s choosing and has consulted with such attorney in connection with this Separation Agreement or knowingly and voluntarily declined to do so.

(o).Counterparts. This Agreement may be executed in counterparts. Counterpart signature pages may be delivered by fax and/or PDF format. Each counterpart will be deemed an original. All counterparts will constitute one and the same instrument.

(p).Section 409A.
(1)It is the intention of the Parties that this Separation Agreement comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance issued thereunder (“Section 409A”), and this Separation Agreement will be interpreted in a manner intended to comply with Section 409A. All payments under this Separation Agreement are intended to be excluded from the requirements of Section 409A or be payable on a fixed date or schedule in accordance with Section 409A(a)(2)(iv). Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed upon Executive in connection with this Separation Agreement (including any taxes and penalties under Section 409A), and shall indemnify and hold the Company harmless from any or all of such taxes or penalties.

(2)Notwithstanding anything in this Separation Agreement to the contrary, in the event that Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and is not “disabled” within the meaning of Section 409A(a)(2)(C), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Executive prior to the date that is six months after the date of Executive’s “separation from service” (as defined in Section 409A and any Treasury Regulations promulgated thereunder) or, if earlier, Executive’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of this Separation Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A for a “separation of service.” For purposes of Section 409A, Executive’s right to receive any installment payment pursuant to this Separation Agreement will be treated as a right to receive a series of separate and distinct payments.

(3)All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with Section 409A, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (b) the amount of expenses available for reimbursement, or the in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other calendar year, (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the Parties have executed this Separation Agreement on the dates indicated below.

EXECUTIVE:	COMPANY:
/s/ John Weinhardt John Weinhardt Date: May 10, 2019	UNIQUE FABRICATING, NA, INC. By: _____________________________ Name: ___________________________ Title: Authorized Signatory Date: May 10, 2019